Exhibit 10.76

INNOVIVA, INC. 2012 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

(b)                                 You have been granted the number of restricted stock units indicated below by Innoviva, Inc. (the “Company”) on the following terms:

Name:	«Name»

Restricted Stock Unit Award Details:

Date of Grant:	«DateGrant»
Restricted Stock Units:	«NumberofRSUs»

Each restricted stock unit (the “restricted stock unit”) represents the right to receive one share of the Company’s Common Stock subject to the terms and conditions contained in the Restricted Stock Unit Agreement.

Vesting Schedule:

Vesting is dependent upon continuous service as an Outside Director (“Service”) throughout the vesting period.  [For Initial Grants: The restricted stock units will vest in two equal annual installments on each of the first and second anniversaries of the Date of Grant, provided that you remain in continuous Service through each such date.] [For Pro-Rata and Annual Grants: The restricted stock units will vest in full on the earlier of (i) the one year anniversary of the Date of Grant or (ii) the date of the Company’s 20   Annual Meeting of Stockholders, provided that, in either event, you remain in continuous Service through such date.]

You and the Company agree that your right to receive the restricted stock units is granted under and governed by the terms and conditions of the Plan and of the Restricted Stock Unit Agreement that is attached to and made a part of this document.  Capitalized terms not defined herein have the meaning ascribed to such terms in the Plan.

You agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

RECIPIENT:	INNOVIVA, INC.

By:

Title:
Print Name

INNOVIVA, INC. 2012 EQUITY INCENTIVE PLAN:

RESTRICTED STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the restricted stock units you are receiving.

Nature of Units

Your restricted stock units are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date. As a holder of restricted stock units, you have no rights other than the rights of a general creditor of the Company.

Settlement of Units

Each of your restricted stock units will be settled when it vests (unless you and the Company have agreed to a later settlement date pursuant to procedures that the Company may prescribe at its discretion).

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested restricted stock unit.

Vesting

The restricted stock units that you are receiving will vest as shown in the Notice of Restricted Stock Unit Award.

In addition, all of the restricted stock units will vest in full if the Company is subject to a “Change in Control” (as defined in the Plan) before your continuous Service terminates or upon your death or Disability.

No additional restricted stock units vest after your Service has terminated for any reason.

For purposes of this Agreement, “Service” means your continuous service as an Outside Director, and “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months.

Forfeiture

If your Service terminates for any reason, then your restricted stock units that have not vested before the termination date and do not vest as a result of the termination pursuant to this Agreement or as set forth on the Notice of Restricted Stock Unit Award will be forfeited immediately. This means that the restricted stock units will immediately revert to the Company. You receive no payment for restricted stock units that are forfeited. The Company determines when your Service terminates for all purposes of your restricted stock units.

Stock Certificates

No shares of Common Stock shall be issued to you prior to the date on which the restricted stock units vest. Upon vesting, a stock certificate for the shares representing your vested restricted stock units shall be released to you or the Company shall cause to be issued in book-entry form, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be, the number of shares of Common Stock representing your vested restricted stock units. No fractional shares shall be issued.

No Stockholder Rights

The restricted stock units do not entitle you to any of the rights of a stockholder of Common Stock (except as set forth below under “Dividend Equivalent Rights”). Upon settlement of the restricted stock units into shares of Common Stock, you will obtain full voting and other rights as a stockholder of the Company.

Dividend Equivalent Rights

In the event the Company pays a cash dividend on shares of the Company’s Common Stock prior to the vesting and settlement of these restricted stock units, the Company shall credit you with a dollar amount equal to (i) the per share cash dividend paid by the Company on one share of Common Stock multiplied by (ii) the total number of shares of Common Stock underlying the unvested restricted stock units that are outstanding on the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the preceding sentence shall be subject to the same terms and conditions, including vesting, as the restricted stock units to which they relate; provided, however, that they will be paid in cash upon vesting of the underlying restricted stock units. No crediting of Dividend Equivalent Rights shall be made with respect to any restricted stock units which, as of the record date for that dividend, have either vested and settled or were forfeited in accordance with this Agreement.

Units Restricted

You may not sell, transfer, pledge or otherwise dispose of any restricted stock units or rights under this Agreement other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, you may designate a beneficiary or beneficiaries to receive any property distributable with respect to the restricted stock units upon your death. A beneficiary designation must be filed with the Company on the proper form.

Taxes

No shares will be distributed to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the vesting and/or settlement of this award.

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these restricted stock units is intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the “short-term deferral exemption” in Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exemption.

Restrictions on Issuance	The Company will not issue shares to you if the issuance of shares at that time would violate any law or regulation.

Restrictions on Resale

You agree not to sell any shares of Common Stock you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be retained by the Company (or a Parent, Subsidiary or Affiliate) in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove you from the Board at any time in accordance with the provisions of applicable law.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment policy in effect from time to time.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of restricted stock units may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Finance Department. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

This Agreement, the Notice of Restricted Stock Unit Award, and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.